EXHIBIT 99.1

July 2, 2013

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION REPORTS FINANCIAL RESULTS FOR FISCAL 2013

MIDLAND, TX – 07/2/13 – Mexco Energy Corporation (AMEX: MXC) reported results on its Annual Report on Form 10-K to the Securities and Exchange Commission for the fiscal year ended March 31, 2013.

The Company reported a net loss of $176,374, or ($.09) per diluted share, for fiscal year 2013, a decrease from a net income of $329,993, or $.16 per diluted share, for fiscal 2012.

The Company reported operating profit of $63,270, for the quarter ending March 31, 2013, the Company’s fourth quarter of fiscal 2013.  Oil and gas revenues in the fourth quarter were $924,098 compared to $753,875 for the same quarter in fiscal 2012, an increase of 23%.  This is the result of increased oil production, increased prices in natural gas and revenue generated from the $1,150,000 acquisition of TBO Oil & Gas, LLC on December 31, 2012.

Operating revenues in fiscal 2013 were $3,096,415, a decrease of 4% when compared to fiscal 2012 operating revenues of $3,240,039.  This is the result of a 20% increase in oil production and a 1% increase in gas production partially offset by a 9% decrease in oil price and a 23% decrease in natural gas price.  The average sales price received was $5.67 per Mcfe compared to $6.29 per Mcfe received in fiscal 2012, a 10% decrease.

The Company’s estimated present value of proved reserves at March 31, 2013 was approximately $18 million based on estimated future net revenues discounted at 10% per annum, pricing and other assumptions set forth in “Item 2 – Properties” of the Company’s Form 10-K, a decrease of 25% as compared to the same at March 31, 2012. The Company’s total estimated proved reserves at March 31, 2013 were 7.844 billion cubic feet of natural gas, a decrease of 7% over the prior fiscal year, and 366,000 barrels of oil and natural gas liquids, an increase of 6% over the prior fiscal year.  For fiscal 2013, natural gas constituted approximately 78% of the Company’s total proved reserves and approximately 36% of the Company’s revenues, down from last year as a result of Mexco’s shift in emphasis from natural gas to oil.

Nicholas C. Taylor, Chairman and Chief Executive Officer, stated, “In fiscal 2013, the acquisition of TBO Oil & Gas, LLC for $1.15 million added established production of interests in over 280 wells and opportunities for extensive horizontal drilling in Texas and North Dakota’s Bakken.  Fiscal fourth quarter pre-tax income turned upwards from poor results in the first three quarters due to previously depressed natural gas prices.”

The Company owns oil and gas properties in twelve states, with the majority of its activity centered in West Texas.  The Company continues to focus its efforts to increase oil and natural gas reserves, through acquisitions, exploration and development.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations.  These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2013.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements

For additional information, please contact:
Tammy L. McComic, President and Chief Financial Officer
mexco@sbcglobal.net, 432-682-1119

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$166,406	$498,681
Accounts receivable:
Oil and gas sales	538,971	333,191
Trade	16,370	30,404
Prepaid costs and expenses	19,281	16,782
Total current assets	741,028	879,058

Property and equipment, at cost
Oil and gas properties, using the full cost method	34,309,328	31,840,059
Other	92,326	78,520
	34,401,654	31,918,579
Less accumulated depreciation, depletion and amortization	17,323,692	16,223,267
Property and equipment, net	17,077,962	15,695,312

Other noncurrent assets	116,454	-
	$17,935,444	$16,574,370

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$431,848	$402,098

Long-term debt	2,950,000	1,700,000
Asset retirement obligations	763,412	613,279
Deferred income tax liabilities	853,199	884,703

Commitments and contingencies

Stockholders' equity
Preferred stock - $1.00 par value;
10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value; 40,000,000 shares authorized;
2,102,866 and 2,099,116 shares issued; 2,036,866 and 2,035,949 shares outstanding as of
March 31, 2013 and 2012, respectively	1,051,433	1,049,558
Additional paid-in capital	6,761,091	6,608,350
Retained earnings	5,465,453	5,641,827
Treasury stock, at cost (66,000 and 63,167 shares, respectively)	(340,992)	(325,445)
Total stockholders' equity	12,936,985	12,974,290
	$17,935,444	$16,574,370

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
Year ended March 31,

	2013	2012	2011
Operating revenues:
Oil and gas	$3,063,707	$3,223,659	$3,145,247
Other	32,708	16,380	16,611
Total operating revenues	3,096,415	3,240,039	3,161,858

Operating expenses:
Production	1,082,043	926,215	1,025,932
Accretion of asset retirement obligation	39,376	36,251	34,129
Depreciation, depletion and amortization	1,100,425	996,205	1,047,906
General and administrative	1,028,846	950,690	877,790
Total operating expenses	3,250,690	2,909,361	2,985,757

Operating (loss) profit	(154,275)	330,678	176,101

Other income (expenses):
Interest income	229	195	360
Interest expense	(53,832)	(28,840)	(36,361)

Net other expense	(53,603)	(28,645)	(36,001)

(Loss) earnings before provision for income taxes	(207,878)	302,033	140,100

Income tax expense (benefit):
Current	-	-	(25,502)
Deferred	(31,504)	(27,960)	9,906
	(31,504)	(27,960)	(15,596)

Net (loss) income	$(176,374)	$329,993	$155,696

(Loss) income per common share:
Basic:	$(0.09)	$0.16	$0.08
Diluted:	$(0.09)	$0.16	$0.08

Weighted average common shares outstanding:
Basic:	2,036,959	2,028,014	1,947,605
Diluted:	2,036,959	2,036,241	1,962,656